UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 10, 2006

Date of Report (Date of earliest event reported)

TNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32033	36-4430020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File No.)	Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191-1406

(Address of principal executive offices and zip code)

(703) 453-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.                                          Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Consistent with the announcement made by the special committee of the board of directors of TNS, Inc. on August 7, 2006, effective August 10, 2006, the board of directors of TNS, Inc. further amended and restated the corporation’s amended and restated bylaws to add Article III, Section 19, which provides for the election of a chairman of the board of directors who need not be an officer of the corporation, and also to make conforming changes to other sections of the bylaws.  The bylaws previously provided that the chairman of the board would be an officer of the corporation.

In addition, the board of directors amended the bylaws to delete Article III, Section 13(b), a currently ineffective provision of the bylaws, which previously required that representatives of GTCR Golder Rauner, L.L.C., so long as GTCR Golder Rauner, L.L.C. held a specified amount of the corporation’s shares, be appointed to the nominating and governance committee and the compensation committee of the board of directors.  GTCR Golder Rauner, L.L.C. ceased to hold the required amount of shares in September 2005, and their representatives departed from the board of directors and its committees in May 2006.

A copy of the amended and restated bylaws is filed as an exhibit to this report.

Item 7.01.                                          Regulation FD Disclosure.

On August 10, 2006, following the adoption of the amendment to Article III, Section 19 of the corporation’s bylaws described above in Item 5.03, the board of directors of TNS, Inc. elected John Sponyoe, who is currently a member of the corporation’s board of directors, to be the non-officer chairman of the board of directors, replacing John J. McDonnell, Jr. as chairman.  Mr. McDonnell continues as the corporation’s chief executive officer.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 3.1                                          Amended and Restated Bylaws dated August 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: August 15, 2006	By:	/s/ Henry H. Graham, Jr.
Henry H. Graham, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit
Number	Description
3.1	Amended and Restated Bylaws dated August 10, 2006